Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Third Quarter 2010

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--October 26, 2010--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the three and nine months ended September 30, 2010.

Third Quarter Events:

  Acquired Liberty Square, a 107,369 square foot grocery-anchored shopping center located in suburban Chicago, Illinois
  Purchased the $32.7 million note securing the Merchants’ Square shopping center located in Carmel, Indiana for $16.8 million
  Completed the redevelopment of two shopping centers in suburban Atlanta, Georgia
  Posted portfolio leased occupancy of 91.1% at quarter-end, compared to 90.8% at June 30, 2010
  Renewed 53 leases totaling 357,368 square feet at an average increase of 0.3% over prior rents, compared to a decrease of 1.2% at June 30, 2010
  Signed 38 new leases totaling 256,983 square feet at an average base rent of $12.10, including four mid-box leases totaling 119,649 square feet
  Increased the portfolio average annualized base rent per square foot to $10.93 at September 30, 2010, compared to $10.90 at June 30, 2010
  Recorded a $28.8 million non-cash provision for impairment related to land held for development or sale and entered into an agreement to sell 16.8 acres to an anchor retailer at Hartland Towne Square
  Recorded a $1.8 million non-cash impairment charge related to the fair value of the Merchants’ Square shopping center

“We are pleased with the progress we are making in our operating metrics, including increased occupancy levels, improvement in rental rates and high leasing velocity, especially in the area of destination oriented mid-box retailers,” said Dennis Gershenson, President and Chief Executive Officer. “Our acquisition of Liberty Square and the purchase of the Merchants’ Square note during the quarter highlight our focus of selectively pursuing external growth opportunities, while continuing to maintain a strong balance sheet. Based on our positive momentum on the leasing front, we anticipate further improvement in our occupancy and leasing objectives through year-end.”

Financial Results

Funds from Operations (FFO) for the three and nine months ended September 30, 2010 included a $28.8 million, or $0.70 per diluted share, non-cash provision for impairment related to land held for development or sale as well as a $1.8 million, or $0.05 per diluted share, non-cash impairment charge on the fair value of Merchants’ Square. FFO for the three months ended September 30, 2010 was $(19.7) million or $(0.48) per diluted share, as compared to FFO of $12.3 million, or $0.53 per diluted share for the same period in 2009. FFO for the nine months ended September 30, 2010 was $(1.3) million or $(0.03) per diluted share, as compared to FFO of $35.5 million, or $1.60 per diluted share for the same period in 2009. Excluding the impairment charges, FFO per share for the three and nine months ended September 30, 2010 was $0.27 and $0.86, respectively.

Net income (loss) attributable to RPT common shareholders for the three months ended September 30, 2010 was $(26.7) million or $(0.70) per diluted share, compared to $9.3 million or $0.45 per diluted share for the same period in 2009. Net income (loss) attributable to RPT common shareholders for the nine months ended September 30, 2010 was $(28.5) million or $(0.83) per diluted share, compared to $13.1 million or $0.68 per diluted share for the same period in 2009.

FFO and earnings per share were impacted by additional shares issued through equity offerings completed in September of 2009 and May of 2010.

Operating Statistics

As of September 30, 2010, the Company owned equity interests in 88 retail shopping centers totaling approximately 20.0 million square feet, consisting of 55 wholly-owned properties and 33 properties held through joint ventures. At quarter-end, the portfolio was 91.1% leased, compared to 90.8% leased at June 30, 2010.

During the third quarter of 2010, the Company executed 38 new leases in its total portfolio encompassing 256,983 square feet. On a same-space basis, the Company executed 25 new leases totaling 160,930 square feet at an average rental rate of $10.37 per square foot or a decrease of 1.6%, compared to a 2.6% decrease in the second quarter and a 3.8% decrease in the first quarter of this year. Also during the third quarter, the Company renewed 53 leases encompassing 357,368 square feet at an average rental rate of $12.56 per square foot, an increase of 0.3% on a cash basis.

At quarter-end, the Company had 49 properties in its wholly-owned, same-center portfolio. On a same-center basis, occupancy was flat compared to occupancy at June 30, 2010. For the nine months ended September 30, 2010 same-center net operating income (NOI) decreased 1.5% compared to the same period in 2009. The decrease in NOI was primarily due to the vacancies of Wal-Mart at Village Lakes Shopping Center in Land O’ Lakes, Florida and Old Time Pottery at Promenade at Pleasant Hill in Duluth, Georgia. Presently, the Company is finalizing agreements with national retailers to occupy the vacant Wal-Mart space.

Acquisitions/Dispositions

During the quarter, the Company acquired Liberty Square, a 107,369 square foot shopping center in Wauconda, Illinois, a suburb of Chicago, for $15.2 million in an all cash transaction. Liberty Square is anchored by a 54,522 square foot Jewel-Osco (SuperValu) supermarket. Jewel-Osco is the leading grocer in the state of Illinois. At the time of the acquisition, the shopping center was 89.0% leased.

Also during the quarter, the Company acquired the $32.7 million note securing the Merchants’ Square shopping center in Carmel, Indiana for $16.8 million. Merchants’ Square is currently owned in a joint venture. The Company anticipates acquiring its partner’s interest in this 278,875 square foot shopping center in the fourth quarter, whereupon it will own Merchants’ Square free and clear and will report its financial results on a consolidated basis.

In September, the Company sold a 2.0 acre parcel at its Promenade at Pleasant Hill shopping center in Duluth, Georgia to Quick Trip convenience stores for $1.9 million, recognizing a gain on sale (included in FFO) of $1.6 million, or $0.04 per diluted share.

Redevelopment

During the quarter, the Company completed the redevelopment of Holcomb Center in Roswell, Georgia and Collins Pointe Plaza in Cartersville, Georgia. When stabilized, the two projects are expected to produce an average return on incremental cost of 12.5%.

At the end of the third quarter, the Company had two redevelopments in process. It is anticipated that the Company will spend an additional $2.4 million to complete these projects. The Company’s total pro-rata cost for these two projects is estimated to be $15.5 million with an expected return on incremental cost of 11.6%.

Balance Sheet

At September 30, 2010, the Company’s total market capitalization equaled $976.9 million, comprised of 40.8 million shares of common stock (or equivalents) valued at $437.5 million and $539.4 million of debt and capital lease obligations, net of cash. The Company’s ratio of net debt to total market capitalization was 55.2%. At September 30, 2010, net debt to EBITDA was 7.8x compared to 7.2x for the same period in 2009. The weighted-average term of the Company’s debt was approximately 5.2 years.

Dividend

On October 1, 2010, the Company paid a third quarter cash dividend of $0.16325 per common share (or equivalents) to shareholders of record on September 20, 2010 for the third quarter ended September 30, 2010. The quarterly dividend represents an annualized dividend rate of $0.653 per common share (or equivalents). The Company’s FFO payout ratio for the third quarter, excluding the impairment charge, was 61.5%.

2010 Guidance

The Company is narrowing its previously announced 2010 FFO guidance from a range of $1.04 to $1.12 per diluted share to a range of $1.05 to $1.10 per diluted share, excluding non-cash impairment charges.

Conference Call/Webcast

Ramco-Gershenson Properties Trust will host a live broadcast of its second quarter conference call on October 27, 2010, at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-0778, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (pass code-Account #286, Conference ID # 357791), for one week.

Supplemental Materials

The Company’s supplemental financial package is available on its corporate web site at www.rgpt.com in the investor info section, SEC filings tab. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties. At September 30, 2010, the Company owned and managed a portfolio of 88 shopping centers, with approximately 20.0 million square feet of gross leaseable area, of which 15.4 million is owned by the Company or its joint ventures. The shopping centers are located in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust
Consolidated Balance Sheets
As of September 30, 2010 (unaudited)
(in thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Income producing properties, at cost:
Land	$105,013	$99,147
Buildings and improvements	817,165	818,143
Less accumulated depreciation and amortization	(204,279)	(191,156)
Income producing properties, net	717,899	726,134
Construction in progress and land held for
development or sale (including $25,832 and $0
of consolidated variable interest entities,
respectively)	90,709	78,161
Net real estate	$808,608	$804,295
Equity investments in unconsolidated joint ventures	103,822	97,506
Cash and cash equivalents	5,525	8,800
Restricted cash	7,969	3,838
Accounts receivable, net	30,419	31,900
Notes receivable from unconsolidated joint ventures	16,824	12,566
Other assets, net	37,654	39,052

TOTAL ASSETS	$1,010,821	$997,957

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable (including $4,605
and $0 of consolidated variable interest
entities, respectively)	$538,177	$552,551
Capital lease obligation	6,713	6,924
Accounts payable and accrued expenses	23,135	26,440
Distributions payable	6,627	5,477
TOTAL LIABILITIES	$574,652	$591,392

Ramco-Gershenson Properties Trust shareholders' equity:
Common shares of beneficial interest, $0.01 par, 45,000 shares authorized,
37,947 and 30,907 shares issued and outstanding as of September 30, 2010
and December 31, 2009, respectively	379	309
Additional paid-in capital	562,934	486,731
Accumulated distributions in excess of net income	(163,587)	(117,663)
Accumulated other comprehensive loss	(380)	(2,149)
TOTAL SHAREHOLDERS' EQUITY ATTRIBUTABLE TO RPT	399,346	367,228
Noncontrolling interest	36,823	39,337
TOTAL SHAREHOLDERS' EQUITY	436,169	406,565

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,010,821	$997,957

Ramco-Gershenson Properties Trust
Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2010 (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009
REVENUE
Minimum rent	$20,178	$20,157	$60,812	$62,568
Percentage rent	137	397	353	650
Recovery income from tenants	6,873	7,628	22,171	24,704
Other property income	324	(65)	2,704	956
Management and other fee income	904	1,410	3,159	4,036
TOTAL REVENUE	28,416	29,527	89,199	92,914

EXPENSES
Real estate taxes	3,816	4,452	12,777	13,773
Recoverable operating expense	3,527	3,351	10,937	11,438
Other non-recoverable operating expense	940	428	2,809	1,960
Depreciation and amortization	7,546	7,602	22,864	23,219
General and administrative	4,552	3,395	13,150	12,041
TOTAL EXPENSES	20,381	19,228	62,537	62,431

INCOME BEFORE OTHER INCOME, EXPENSES AND DISCONTINUED OPERATIONS	8,035	10,299	26,662	30,483

OTHER INCOME AND EXPENSES
Other income (expense)	(388)	227	(1,021)	558
Gain on sale of real estate	1,633	4,610	2,132	5,011
Earnings (loss) from unconsolidated joint ventures	(1,362)	492	(662)	1,349
Interest expense	(8,581)	(7,757)	(26,207)	(23,765)
Provision for impairment	(28,787)	-	(28,787)	-
Impairment charge on unconsolidated joint ventures	-	-	(2,653)	-
Restructuring costs and other items	-	(335)	-	(1,551)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(29,450)	7,536	(30,536)	12,085

DISCONTINUED OPERATIONS
Gain (loss) on sale of real estate	-	2,886	(2,050)	2,886
Income (loss) from operations	8	229	(11)	274
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	8	3,115	(2,061)	3,160

NET INCOME (LOSS)	(29,442)	10,651	(32,597)	15,245
Net (income) loss attributable to noncontrolling interest	2,701	(1,327)	4,131	(2,108)
NET INCOME (LOSS) ATTRIBUTABLE TO RAMCO-GERSHENSON PROPERTIES
TRUST COMMON SHAREHOLDERS	$(26,741)	$9,324	$(28,466)	$13,137

EARNINGS PER COMMON SHARE, BASIC
Continuing operations	$(0.70)	$0.32	$(0.77)	$0.54
Discontinued operations	-	0.13	(0.06)	0.14
	$(0.70)	$0.45	$(0.83)	$0.68
EARNINGS PER COMMON SHARE, DILUTED
Continuing operations	$(0.70)	$0.32	$(0.77)	$0.54
Discontinued operations	-	0.13	(0.06)	0.14
	$(0.70)	$0.45	$(0.83)	$0.68
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	38,020	20,548	34,497	19,292
Diluted	38,020	20,548	34,497	19,292

Ramco-Gershenson Properties Trust
Funds from Operations and Additional Disclosures
For the Three and Nine Months Ended September 30, 2010 (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss) attributable to RPT common shareholders [1]	$(26,741)	$9,324	$(28,466)	$13,137
Adjustments:
Rental property depreciation and amortization expense	7,342	7,501	22,293	22,770
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,702	1,677	5,081	5,012
Loss (gain) on sale of depreciable real estate	-	(7,496)	2,050	(7,479)
Noncontrolling interest in Operating Partnership	(2,041)	1,327	(2,215)	2,108

FUNDS FROM OPERATIONS	(19,738)	12,333	(1,257)	35,548
Impairment charges	30,607	-	33,260	-
FUNDS FROM OPERATIONS, EXCLUDING IMPAIRMENTS	$10,869	$12,333	$32,003	$35,548

Weighted average common shares	38,020	20,548	34,497	19,292
Shares issuable upon conversion of Operating Partnership units	2,902	2,919	2,902	2,919
Dilutive effect of securities	-	-	-	-
WEIGHTED AVERAGE EQUIVALENT SHARES OUTSTANDING, DILUTED	40,922	23,467	37,399	22,211

FUNDS FROM OPERATIONS, PER DILUTED SHARE	$(0.48)	$0.53	$(0.03)	$1.60
Impairment charges	0.75	-	0.89	-
FUNDS FROM OPERATIONS, EXCLUDING IMPAIRMENTS, PER DILUTED SHARE	$0.27	$0.53	$0.86	$1.60

Dividend per common share	$0.1633	$0.1633	$0.4898	$0.6259
Payout ratio - FFO, excluding impairments [1]	61.5%	31.1%	57.2%	39.1%

[1] Net income (loss) attributable to RPT common shareholders for the three months ended September 30, 2010 includes a non-cash provision for impairment related to the value of certain development land parcels of $28,787 and an impairment of a long-lived asset in an unconsolidated joint venture of $1,820. Net income (loss) attributable to RPT common shareholders for the nine months ended September 30, 2010 includes a non-cash provision for impairment related to the value of certain development land parcels of $28,787, an impairment of a long-lived asset in an unconsolidated joint venture of $1,820, and other than temporary impairment of our equity investments in unconsolidated joint ventures of $2,653.

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents net income attributable to common shareholders, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains (losses) on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income attributable to common shareholders as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

CONTACT:
Ramco-Gershenson Properties Trust
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications